CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees and Shareholders

Wells Fargo Funds Trust

We consent to the use of our report dated August 25, 2016, with respect to the financial statements of Wells Fargo Alternative Strategies Fund (formerly known as Wells Fargo Advantage Alternative Strategies Fund), one of the funds comprising the Wells Fargo Funds Trust, as of June 30, 2016, incorporated herein by reference and to the references to our firm under the headings “Financial Highlights” in the prospectuses and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

Boston, Massachusetts

October 26, 2016